                                                                EXHIBIT 99

June 4, 1996                            For more information  contact:
                                        Paul Wagler, Senior Vice
                                          President, Finance
                                        Dwight Hawes, Vice President, Finance
                                        The Loewen Group Inc.
                                        Tel: (800) 347-7010


Stock Symbols:

                          Common  Preferred C      Receipts
                          ------  -----------      --------
TSE:                      LWN     LWN.PR.C         LWN.R
ME:                       LWN     LWN.PR.C         LWN.R
Nasdaq:                   LWNGF


                             FOR IMMEDIATE RELEASE

                             LOEWEN GROUP ANNOUNCES
                               CASH DIVIDENDS ON
                    COMMON AND CONVERTIBLE PREFERRED SHARES

BURNABY, B.C. - The Loewen Group Inc. announced that a cash dividend of U.S. $0.07 per share on the Company's Common shares has been declared payable on July 2, 1996 to shareholders of record at the close of business on June 18, 1996.

For Canadian shareholders, the dividend will be paid in Canadian funds converted at the Bank of Canada noon exchange rate on June 18, 1996. It is expected that the Common shares will begin trading ex-dividend on June 14, 1996.

The Company also announced that the scheduled initial cash dividend of Cdn. $0.6248 per share on the Company's 6% Cumulative Redeemable Convertible First Preferred Shares, Series C has been declared payable on July 8, 1996 to shareholders of record on June 30, 1996. The Series C Preferred Shares were subdivided on a ten-for-one basis effective May 29, 1996 at the close of business. It is expected that these preferred shares will begin trading ex-dividend on June 26, 1996.

                                      ---

With corporate offices in Burnaby, British Columbia, Cincinnati and Philadelphia, The Loewen Group is the second largest funeral home and cemetery operator in North America. The company employs approximately 12,000 people and owns and operates 883 funeral homes and 230 cemeteries across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.

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